Exhibit 99.1

 Albany Molecular Research, Inc. Announces First Quarter 2003 Results

    ALBANY, N.Y.--(BUSINESS WIRE)--May 6, 2003--Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter ending March 31, 2003.
    Effective January 1, 2003, AMRI began consolidating its financial results with Organichem Corporation. As a result, AMRI's revenues and expenses in the first quarter of 2003 include the results for Organichem for the full quarter. On February 12, 2003, AMRI completed its acquisition of Organichem. For the period January 1, 2003 through February 11, 2003, AMRI's consolidated financial results reflect 75% ownership of Organichem. Effective February 12, 2003, the date of our purchase of the remaining 25% ownership of Organichem, AMRI's financial results reflect 100% ownership of Organichem. During 2002, AMRI included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.

    First Quarter 2003 Results

    Total revenue for the first quarter of 2003 increased by $17.5 million, or 64.0%, to $44.9 million, compared to the first quarter of 2002. Total contract revenue for the first quarter of 2003 increased by 102.9% to $33.8 million, compared to total contract revenue of $16.7 million during the first quarter of 2002. These increases reflect the Organichem acquisition. Recurring royalties for the first quarter of 2003 were $11.1 million, a 3.5% increase over recurring royalties of $10.7 million in the first quarter of 2002. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Contract revenue for AMRI, excluding its Organichem division, for the first quarter of 2003 was $15.7 million, a decrease of 5.8% compared to contract revenue of $16.7 million during the first quarter of 2002. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 35.6% in the first quarter of 2003, compared to 42.6% in the first quarter of 2002.
    Contract revenue at AMRI's Organichem division in the first quarter of 2003 was $18.1 million, a decrease of 21.2% compared to contract revenue of $23.0 million during the first quarter of 2002. Organichem's contract revenue in the first quarter of 2003 compared to the first quarter of 2002 was impacted by a different skew in the quarterly production plan of Organichem's largest customer. Gross profit margin for Organichem in the first quarter of 2003 was 12.3%, compared to 22.0% in the first quarter of 2002. Included in Organichem's cost of revenue for the first quarter of 2003 is a $300,000 purchase accounting expense related to an increase in the value of inventories acquired in the Organichem purchase.
    Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the first quarter of 2003 decreased by $4.6 million, or 52.9%, to $4.1 million, or $0.13 per share on a diluted basis, as compared to net income in the first quarter of 2002 of $8.8 million, or $0.26 per share on a diluted basis. During the first quarter of 2003, AMRI recorded a one-time, $1.4 million charge related to the termination of the company's lease in Iowa, as well as the $300,000 purchase accounting expense related to AMRI's acquisition of Organichem. The one-time charge of $1.4 million and the purchase accounting expense of $300,000 represented $0.03 per diluted share in the first quarter of 2003. Excluding the lease termination charge and purchase accounting expense, AMRI's diluted earnings per share was $0.16 per share. Included in net income for the first quarter of 2002 was a $500,000 pre-tax charge related to the issuance of a warrant to purchase 53,052 shares of common stock to Bristol-Myers Squibb Company. See below for a quantitative reconciliation of these measures to GAAP earnings.
    "The decrease in contract revenues and resulting earnings announced today, relative to last year, is a disappointment," said AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. "Although we anticipated a slowdown in spending by our customers, this trend was amplified due to global events and their effects on investment and spending decisions, as well as by lower than expected contributions from Organichem during the quarter. We have taken steps to control discretionary spending and cut costs in business-appropriate fashion. We are continuing to focus on executing our strategic plan and have made several steps already in 2003 to put in place value-building strategic alliances. Despite the challenging times for our customers and our industry, AMRI is profitable and performing reasonably well. I believe that the current business environment presents opportunities for AMRI to distinguish itself and set the stage for a very bright future."
    D'Ambra continued, "The integration of Organichem is well underway, and we believe that these efforts will result in improved margins going forward. We are pleased with the response and attitude of our new Organichem colleagues. I am confident that AMRI will continue its role as a leading drug discovery, research, development and manufacturing partner."
    The total number of employees at AMRI's six locations (including Organichem) at the end of the first quarter of 2003 was 871. At March 31, 2003, AMRI had cash, cash equivalents and investments of $123.7 million, compared to $129.5 million at December 31, 2002. The net decrease of $5.8 million in cash, cash equivalents and investments in the first quarter of 2003 was due primarily to cash generated from operations of $3.1 million, offset by the repurchase of 366,600 shares of AMRI stock at a cost of $5.2 million and $4.7 million in purchases of property plant and equipment. Total long-term debt at March 31, 2003 was $66.2 million, compared to $6.0 million at December 31, 2002. The increase of $60.2 million in the first quarter of 2003 was due to the debt financing of $29.9 million of the Organichem acquisition and the refinancing and assumption of approximately $30.9 million in Organichem debt. Total common shares outstanding at March 31, 2003 were 32,004,326.

    Earnings Guidance

    AMRI Chief Financial Officer David P. Waldek provided earnings guidance for the second quarter and full year 2003. Mr. Waldek said, "Consistent with our earnings release on April 23, 2003, we are projecting full year 2003 diluted earnings per share under U.S. GAAP to range from $1.03 to $1.16. Excluding the one-time lease termination charge of $1.4 million recorded in the first quarter of 2003 and the cumulative purchase accounting expense estimate of $1.0 million, we are projecting 2003 diluted EPS to range from $1.08 to $1.21. We anticipate the lease termination charge and purchase accounting adjustments will represent $.05 per diluted share for 2003. AMRI contract revenue for 2003 is expected to range between $65.0 to $71.0 million, and Organichem 2003 contract revenue is expected to range from $82.5 to $84.5 million. We are also projecting growth in Allegra royalties for 2003 to be in the mid single digits."
    Mr. Waldek continued, "For the second quarter of 2003, we are projecting U.S. GAAP diluted earnings per share for AMRI in the range of $0.26 to $0.27 per share. On a pro-forma basis for the second quarter of 2003, excluding an estimated $615,000 in purchase accounting expenses related to Organichem, AMRI's earnings are expected to range from $0.27 to $0.28 per diluted share. The purchase accounting expense of $615,000 is expected to represent $0.01 per diluted share in the second quarter of 2003. We are forecasting contract revenues for AMRI in the second quarter of 2003 to range from $15.5 to $16.5 million, and contract revenues for Organichem to range from $22.0 to $23.0 million."
    Mr. Waldek noted that this earnings guidance does not reflect the impact of any potential future warrants issued to Bristol-Myers Squibb to purchase additional shares of AMRI common stock. AMRI issued warrants for the purchase of AMRI common stock to Bristol-Myers Squibb in early 2002 under an agreement whereby Bristol-Myers Squibb transferred intellectual property to AMRI, providing AMRI with ownership of one of Bristol-Myers Squibb's pre-clinical drug candidates, along with patent applications covering Attention Deficit Hyperactivity Disorder and central nervous system indications. "We expect a future warrant expense of $2.5 million dollars, which we anticipate will be completely or partially offset by up-front revenue resulting from licensing the intellectual property to a third party," said Mr. Waldek.

    First Quarter 2003 Highlights

    Noteworthy items and company announcements during the first quarter of 2003 include the following:

    Organichem Acquisition

    On February 12, 2003, AMRI completed its acquisition of Organichem Corporation, a full service, cGMP custom manufacturer specializing in process development and commercial scale synthesis, as well as high potency, low temperature and controlled substance manufacturing. Organichem was founded in 1999 through a management-led buyout of the Nycomed Amersham plc chemical manufacturing facility in Rensselaer, New York. AMRI was a founding investor in the formation of Organichem. AMRI's initial investment included a $15.0 million equity investment for a 37.5% ownership and $15.0 million in debentures, which could be converted into additional equity in Organichem after three years. In January, AMRI exercised its conversion option and increased its ownership in Organichem to 75.0%. As noted above, AMRI completed its acquisition of Organichem on February 12, 2003 by purchasing the remaining 25.0% ownership for $29.9 million. AMRI financed the acquisition through a new $65.0 million credit facility which replaced the company's previous $25.0 million line of credit.

    Collaboration with Eli Lilly & Company

    Also during the first quarter, AMRI announced a 3.5 year natural products drug discovery research collaboration with Eli Lilly and Company. Under the agreement, AMRI is taking ownership and will possess exclusive worldwide rights to Eli Lilly's broad natural products collection, advanced technology natural product library, and related databases. In addition, AMRI is building an expanded biological screening group and will screen samples from the Lilly collection, as well as its own natural product libraries, for activity against disease targets provided by Lilly. AMRI would receive milestone and royalty payments on compounds that meet specific research and development benchmarks agreed to by both parties. AMRI would also retain the right to further develop any compounds that Lilly chooses not to develop. AMRI can also use the Lilly collections in other research collaborations.

    Stock Repurchase

    During the first quarter, AMRI purchased 366,600 shares of AMRI stock at a cost of $5.2 million under a $15.0 million stock repurchase program authorized by the company's board of directors in 2002. During the period January 1, 2003 through April 29, 2003, AMRI repurchased 514,700 shares of AMRI stock at a cost of $6.8 million. To date under the $15.0 million stock repurchase program, AMRI has repurchased a total of 656,200 shares at a cost of $8.9 million.

    First Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on May 6, 2003 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-273-9890 (for domestic calls) or 612-332-0228 (for international calls) at 9:45 a.m. and reference the AMRI First Quarter 2003 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 3:15 p.m. on May 6, 2003. To access the replay by telephone, please call 800-475-6701 (for domestic calls) or 320-365-3844 (for international calls) and use access code 681723. In addition, replays of the call will be available for twelve months on the company's website at http://www.albmolecular.com/investor.

    Reconciliation of Earnings Per Share (EPS)

    To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of earnings adjusted to exclude certain costs, expenses, gains and losses which management believes are outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP.

Actual Earnings                             1st Quarter 2003
                                            ----------------

GAAP Diluted EPS                                  $0.13
    Asset Impairment charge                       $0.02
    Purchase Accounting charge                    $0.01
                                                  -----
Non-GAAP Diluted EPS                              $0.16
                                                  =====

Estimated Earnings                  2nd Quarter 2003    Full Year 2003
                                    ----------------    --------------

Expected GAAP Diluted EPS            $0.26 to 0.27       $1.03 to 1.16
    Asset Impairment charge           ----               $0.03
    Purchase Accounting charge       $0.01               $0.02
                                     -----               -----
Expected Non-GAAP Diluted EPS        $0.27 to 0.28       $1.08 to 1.21
                                     =============       =============


    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a leading research, drug discovery and development company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts pharmaceutical research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings in the second quarter of 2003 and for the full year 2003, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2003, the expected level of 2003 contract revenues for AMRI and Organichem, and the acquisition and expected performance of Organichem Corporation, including the expected reduction of operating costs relating to the integration of operations. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, and Claritin's approval for over-the-counter use, the integration and operating risks associated with the company's acquisition of Organichem, the company's ability to enforce its intellectual property and technology, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

                    Albany Molecular Research, Inc.

              Condensed Consolidated Statements of Income
                              (unaudited)

         (Dollars in thousands, except for per share amounts)

                                         Three Months Ended
                                 -----------------------------------
                                  March 31, 2003     March 31, 2002
                                 ----------------   ----------------


Total contract revenue                   $33,839            $16,680
Recurring royalties                       11,100             10,724
                                 ----------------   ----------------
   Total revenue                          44,939             27,404

Cost of contract revenue                  26,012              9,574
Technology incentive award                 1,110              1,073
Research and development                   5,565              1,619
Selling, general and
 administrative                            6,129              3,057
                                 ----------------   ----------------
   Total costs and expenses               38,816             15,323

Income from operations                     6,123             12,081

Equity earnings of unconsolidated
 affiliates                                  (67)               490
Minority interest in consolidated
 subsidiaries                                133
Other income, net                            217              1,196
                                 ----------------   ----------------

Income before income tax expense           6,406             13,767

Income tax expense                         2,274              4,999
                                 ----------------   ----------------

Net income                                $4,132             $8,768
                                 ================   ================


Basic earnings per share                   $0.13              $0.26
                                 ================   ================

Diluted earnings per share                 $0.13              $0.26
                                 ================   ================



Weighted average common shares
 outstanding                              32,231             33,097
Dilutive effect of stock options             530                807
                                 ----------------   ----------------
Weighted average common shares
 outstanding, assuming dilution           32,761             33,904
                                 ================   ================

                   Albany Molecular Research, Inc.
               Selected Consolidated Balance Sheet Data
                             (Unaudited)
In thousands
                                              March 31,   December 31,
                                                 2003          2002

    Cash, Cash Equivalents and Investments     $123,690      $129,537

    Accounts receivable, net                     23,470        13,572
    Royalty receivable                           11,095        13,251
    Total current assets                        198,718       173,093

    Net property, plant and equipment           130,760        72,518

    Goodwill and Intangible Assets               47,729        21,985
    Total assets                                378,912       302,736

    Current liabilities                          17,985         9,960
    Long-term debt                               60,828         5,281
    Stockholders' equity                        282,047       282,367
    Total liabilities and stockholders' equity  378,912       302,736


                        Organichem Corporation
             Selected 2002 Quarterly Financial Information

(In thousands)


         1st Quarter 2nd Quarter 3rd Quarter 4th Quarter      Total
         ----------- ----------- ----------- -----------      -----
Contract
 Revenue     $23,030     $23,817     $16,077     $23,316    $86,240

Cost of
 Revenue     $17,952     $17,627     $12,240     $17,763    $65,582

Gross
 Margin       $5,078      $6,190      $3,837      $5,553    $20,658

Gross
 Margin %        22%         26%         24%         24%        24%

    CONTACT: Albany Molecular Research
             David Albert, 518/462-0279